Exhibit 4.8

NEOS THERAPEUTICS, INC.

AMENDMENT

This Amendment, effective as of December 10, 2018 (the “Amendment”), is executed by the undersigned Investors and Neos Therapeutics, Inc., a Delaware corporation (the “Company”). Reference is hereby made to the Registration Rights Agreement (the “Agreement”), dated as of November 5, 2018, by and among the Company, Deerfield Private Design Fund III, L.P. (“DPDF”) and Deerfield Special Situations Fund, L.P. (“DSSF”, together with DPDF, the “Investors”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed thereto in the Agreement.

WHEREAS, Section 2(a)(i) of the Agreement provides that the Company shall, on or prior to the applicable Filing Deadline, file with the SEC a Registration Statement to effect a registration of the Registrable Securities covering the resale of no less than 3,796,668 shares of the Registrable Securities.

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended with the written consent of the Company and the holders of a majority in interest of then-outstanding Registrable Securities (the “Requisite Investors”).

WHEREAS, the Company is requesting, to the extent required, that pursuant to Section 11 of the Agreement, the Investors constituting the Requisite Investors extend the Filing Deadline with respect to the Registration Statement required pursuant to Section 2(a)(i) of the Agreement.

WHEREAS, the undersigned Investors wish, to the extent applicable, on behalf of all holders of Registrable Securities, to extend the Filing Deadline with respect to the Registration Statement required pursuant to Section 2(a)(i) of the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and, to the extent required, the undersigned Investors hereby agree as follows:

1.                                      The Company and, to the extent required, the undersigned Investors, pursuant to the terms of the Agreement, hereby amend the Agreement to extend the Filing Deadline until December 21, 2018 solely with respect to the Registration Statement required pursuant to Section 2(a)(i) of the Agreement.  For the avoidance of doubt, this extension shall not amend, modify or extend any other Filing Deadline.

2.                                      Except as expressly provided in Section 1, (i) this Amendment shall not amend or otherwise modify the terms of the Agreement, and all other terms and conditions in the Agreement shall remain in full force and effect and (ii) this Amendment shall not be deemed to be a waiver, amendment or modification of, or consent to or departure from, any provision of the Agreement.  This Amendment shall be effective as of the date hereof.

[Signature Page to Follow]

NEOS THERAPEUTICS, INC.

By:	/s/ Richard I. Eisenstadt
Name:	Richard I. Eisenstadt
Title:	Chief Financial Officer

[Signature Page to Neos Therapeutics, Inc. Registration Rights Amendment]

INVESTOR:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By:	Deerfield Mgmt III, L.P., its General Partner
By:	J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By:	Deerfield Mgmt., L.P., its General Partner
By:	J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature Page to Neos Therapeutics, Inc. Registration Rights Amendment]